MONTHLY REPORT - AUGUST 2008

                          Providence Select Fund, LP
               The net asset value of a unit as of August 31, 2008
                was $ 836.91, up 3.7% from $ 806.93 per unit
                               as of July 31, 2008.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period     Year to Date
Net Asset Value (3,439.355 units)at           $  2,775,335.91     3,334,924.08
   July 31, 2008
Addition of 0.000 units on August 1,                     0.00       195,109.82
   2008
Redemption of 0.000 units on August 31,                  0.00      (397,518.08)
   2008
Net Income (Loss)                                  103,080.53      (254,099.38)
                                              ----------------  --------------
Ending Net Asset Value (3,439.355 units)      $  2,878,416.44     2,878,416.44
   on August 31, 2008                         ================  ==============
Net Asset Value per Unit at
August 31, 2008                               $        836.91


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts     $  95,500.28     248,337.99

      Change in unrealized gain (loss) on open        47,689.50       6,083.29
         contracts

   Interest income                                     3,506.47      31,692.70
                                                   -------------    -----------
Total: Income                                        146,696.25     286,113.98
Expenses:
   Brokerage commissions                              14,942.64     131,585.87
   Operating expenses                                  7,742.33      70,238.72
   Incentive fee                                           0.00     158,086.37
   Management fee                                          0.00      46,071.61
   Continuing service fee                              9,484.27      65,443.57
   Organizational & offering expenses                 11,446.48      68,787.22
                                                  --------------   ------------
Total: Expenses                                       43,615.72     540,213.36
                                                  ==============   ============
Net Income (Loss) - August 2008                    $ 103,080.53    (254,099.38)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP